Exhibit(g)(3)

FIFTH REVISED APPENDIX A*

To the Global Custodial Services Agreement dated as of July 26, 2010**

Emerging Markets Fund

Emerging Markets Great Consumer Fund

Emerging Markets Corporate Debt Fund***

Asia Fund****

Asia Great Consumer Fund****

* The Parties hereby acknowledge that due to scrivener’s error, the formerly executed Fifth Revised Appendix A dated September 26, 2017 was intended to be the Fourth Revised Appendix A. Therefore, the Parties amended the former Fifth Revised Appendix A to now read Fourth Revised Appendix A.

**The Global Growth Fund, Global Great Consumer Fund and Global Dynamic Bond Fund have closed and ceased operations as of January 17, 2017, April 28, 2017 and August 4, 2017, respectively.

***The Emerging Markets Corporate Debt Fund is expected to become operational on or about January 29, 2018.

****The Asia Fund and Asia Great Consumer Fund are expected to merge on or about December 1, 2017.

-- Remainder of page intentionally left blank. Signatures follow on next page.--

Exhibit(g)(3)

CITIBANK, N.A.,

Signing on behalf of each Custodian

and as principal with respect to Section 2(A) and Section 12(C)

By: /s/ Jay Martin

Name: Jay Martin

Title: Vice President

Date: 1/19/2018

CLIENT, MIRAE ASSET DISCOVERY FUNDS

By: /s/ Peter T.C. Lee

Name: Peter T.C. Lee

Title: President

Date:1/5/2018

Approved: December 19, 2017

2